UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
November 4, 2005

(Date of Earliest Event Reported: November 3, 2005)

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

    The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 of this Current Report on Form 8-K.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation.

On November 3, 2005, El Paso Corporation (“El Paso”) and El Paso Production Oil & Gas USA, L.P. (“EPPOG” and, together with El Paso, the “Borrowers”), entered into a $400 million Credit Agreement (the “Credit Agreement”) with Fortis Capital Corp., a copy of which is attached as an exhibit hereto and incorporated herein by reference.

The Credit Agreement provides for revolving credit loans and the issuance of letters of credit, which the Borrowers may use for working capital and general corporate purposes. Pursuant to the terms of the Credit Agreement, all obligations under the Credit Agreement are joint and several obligations of the Borrowers and are secured by specific oil and gas reserves and properties of EPPOG. The availability of loans under the Credit Agreement is limited by a borrowing base in effect from time to time, which is determined by the lenders in their discretion. The initial borrowing base is $300,000,000. All loans under the Credit Agreement will mature on May 3, 2006. As of the date hereof, the Borrowers have not borrowed any funds or requested the issuance of any letters of credit under the Credit Agreement.

Generally, outstanding borrowings under the Credit Agreement are priced at LIBOR plus a margin based on usage or at our option a domestic bank rate plus 0.50 percent. The LIBOR margin is 2.5 percent if usage is greater than 90 percent and steps down to 1.75 percent if usage is 50 percent or less. We are charged the above LIBOR margin plus an additional fronting fee of 0.125 percent on outstanding letters of credit, which are considered usage of the revolving credit facility, plus a nominal administrative fee. We will pay a commitment fee equal to 0.50 percent of unborrowed funds.

This Credit Agreement contains covenants, subject to specific exceptions, restricting the ability of EPPOG to: (1) incur additional indebtedness; (2) grant certain liens; (3) dispose of assets; (4) make certain restricted payments; (5) enter into certain other agreements; and (6) make certain investments.

The Credit Agreement requires El Paso to satisfy the following financial covenants at the end of each fiscal quarter: (1)  ratio of Debt to Consolidated EBITDA, each as defined in the Credit Agreement, shall not exceed 6.25 to 1 at any time on or after September 30, 2005, and (2) ratio of Consolidated EBITDA to interest expense and dividends paid shall not be less than 1.6 to 1 prior to March 31, 2006, and 1.75 to 1 thereafter.

Pursuant to the terms of the Credit Agreement, the following constitute events of default under the credit facility:

•	a failure to pay principal or interest on any loan under the Credit Agreement;

•	if a representation or warranty is proven to be incorrect when made;

•	the failure to observe or perform covenants or agreements;

•	the commencement of proceedings under federal, state or foreign bankruptcy, insolvency, receivership or similar laws, or the inability or general failure to pay debts as they become due;

•	the entry of one or more judgments in an aggregate uninsured amount equal to or greater than $100,000,000 that remains undischarged;

•
suffering an event of default and the lapse of any applicable grace period under any other Indebtedness (as defined in the Credit Agreement) in excess of $25,000,000 (in the case of EPPOG) or $200,000,000 (in the case of El Paso);

•	any loan documents, or any lien created thereunder, ceases to be in full force and effect; or

•	certain change of control events occur with respect to either El Paso or EPPOG.

If an event of default occurs, then the lenders may: (1) terminate their commitments under the Credit Agreement; (2) declare any outstanding loans under the Credit Agreement to be immediately due and payable after applicable grace periods; and (3) foreclose on the collateral.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

10.A
Credit Agreement among El Paso Corporation and El Paso Production Oil & Gas USA, L.P., as Borrowers, Fortis Capital Corp., as Administrative Agent, Arranger and Bookrunner, dated as of November 3, 2005.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, El Paso Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/ Jeffrey I. Beason
Jeffrey I. Beason
Senior Vice President and Controller
(Principal Accounting Officer)

Dated:  November 4, 2005

EXHIBIT INDEX

Exhibit Number	Description

10.A
Credit Agreement among El Paso Corporation and El Paso Production Oil & Gas USA, L.P., as Borrowers, Fortis Capital Corp., as Administrative Agent, Arranger and Bookrunner, dated as of November 3, 2005.